                                   EXHIBIT 5.1

                               OPINION OF COUNSEL




October 27, 2000



Versicor Inc.
34790 Ardentech Court
Fremont, California  94555

                  Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Versicor Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,100,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be issued pursuant to the Company's 2000 Employee Stock Purchase Plan, as amended (the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

         Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Respectfully submitted,



                                      /s/ O'MELVENY & MYERS LLP